UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2013

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12900 Snow Road

Parma, Ohio 44130

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

GrafTech International Ltd. (“GrafTech” or the “Company”) has announced that, effective September 6, 2013, Erick R. Asmussen, age 46, has become Vice President and Chief Financial Officer. Mr. Asmussen has served as GrafTech’s Vice President of Strategy, Planning and Corporate Development since May 2005. He joined GrafTech in 1999 as Tax Director and also served as GrafTech’s Worldwide Controller from December 1999 to August 2002. Mr. Asmussen served as Treasurer and Director of Finance from September 2002 to April 2005.

There are no arrangements or understandings between Mr. Asmussen and any other person pursuant to which Mr. Asmussen was appointed as an officer of the Company. There are no family relationships between Mr. Asmussen and any director or executive officer of the Company. Mr. Asmussen is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In his new position, Mr. Asmussen will receive an annual base salary of $375,000. Mr. Asmussen will continue to be eligible for a bonus under GrafTech’s annual incentive plan and awards under GrafTech’s long-term incentive plan, the target amounts of which will be equal to 65% and 150%, respectively, of his base salary. The actual amount of payouts under the foregoing plans are subject to the attainment of applicable performance targets. Mr. Asmussen is a party to the Company’s standard form of Indemnification Agreement and Executive Severance Compensation Agreement. He is also a participant in the 2005 Equity Incentive Plan pursuant to which he received awards on terms set forth in the Company’s standard form of Long Term Incentive Award Agreement and will be eligible to receive future awards. He is also eligible to participate in the Deferred Compensation Plan and the Savings Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: September 12, 2013	By:	/s/ John D. Moran
John D. Moran Vice President, General Counsel and Secretary